Exhibit 99.1

additional LetTER Agreement

VIA EMAIL

Star Equities, LLC

3363 NE 163rd St., Suite 705

North Miami Beach, FL 33160

Steven Wolberg

3363 NE 163rd St., Suite 705

North Miami Beach FL 33160

William Healy

16W281 83rd Street, Suite B
Burr Ridge, IL 60527

Kenges Rakishev

c/o SAT & Company
241 Mukanova Street
Almaty Kazakhstan 050008

Vladimir Sadovskiy

3363 NE 163 Street, Suite 705

North Miami Beach, FL 33160

David Rozinov

210 Central Park South

23A

New York, NY 10019

Re:	Letter Agreement, dated as of September 11, 2015, Regarding Equity Investment for Funding of Net Element (the “Original Letter Agreement”)

This additional letter agreement is dated as of October 7, 2015. The undersigned intend that (a) the terms of this additional letter agreement will supersede any inconsistent terms and provisions of the Original Letter Agreement and (b) the provisions of this additional letter agreement will be effective as of September 11, 2015, the same date as the “Effective Date” of the original letter agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Letter Agreement.

The parties hereby agree as follows:

1. The share certificates representing the Restricted Shares, issuable by Net Element, Inc., a Delaware corporation ("NETE"), to the Investors under the Original Letter Agreement, shall not be issued until either:

(a) the stockholders of NETE shall have approved the issuance of shares of Restricted Shares (the “Stockholders Approval”) within 120 days from the date hereof; and

(b) in the event that the Stockholders Approval is not obtained within 120 days from the date hereof, either (at each Investor’s option) (i) the Restricted Shares per share purchase price is deemed to be $0.20, in which case the Investor shall have paid to NETE the difference between the previously paid purchase price for such Investor’s portion of the Restricted Stock and the purchase price for such Investor’s portion of the Restricted Stock calculated on the basis of $0.20 per share price or (ii) the number of Restricted Shares issuable to the applicable Investor shall be adjusted to reflect $0.20 per share price.

2. Subject to the terms set forth in Section 1 above, the Restricted Shares allocated pursuant to the Original Letter Agreement to be purchased by David Rozinov will be instead allocated to, and purchased by Star Equities, LLC.

3. This additional letter agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. This additional letter agreement may not be amended or modified in any respect, except by the written agreement of the parties hereto. No party hereto may, without the prior written consent of the other party hereto, assign or otherwise transfer, in whole or in part, any of its rights and obligations under this additional letter agreement. Except as expressly provided for herein, nothing in this additional letter agreement shall confer any rights upon any person that is not a party hereto or the successor or permitted assignee of a party to this additional letter agreement. This additional letter agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with the laws of the State of Florida without regard to its choice of law provisions that would require the application of the law of another jurisdiction. This additional letter agreement may be executed and delivered (including by facsimile or electronic mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

[Signatures are on next page.]

Please indicate your consent to the terms of this additional letter agreement by signing and dating this letter agreement and returning it to the undersigned.

NET ELEMENT, INC.

By:
Name:	Oleg Firer
Title:	Chief Executive Officer

AGREED AND ACCEPTED BY:
INVESTORS:
STAR EQUITIES, LLC

By:
Name:	Oleg Firer
Title:	Managing Member

STEVEN WOLBERG

WILLIAM HEALY

KENGES RAKISHEV

VLADIMIR SADOVSKIY

DAVID ROZINOV

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